SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)  May 3, 2006

deCODE genetics, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-30469	04-3326704
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

Sturlugata 8, IS-101 Reykjavík, Iceland
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code +354-570-1900

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 7.01  Regulation FD Disclosure

On May 3, 2006, deCODE genetics, Inc. issued the following press release:

deCODE Announces Special Protocol Assessment Agreement with the FDA for Phase III Clinical Trial of DG031

Reykjavik, ICELAND, May 3, 2006 — deCODE genetics (Nasdaq:DCGN) today announced that it has reached an agreement with the US Food and Drug Administration (FDA) on the design of its Phase III clinical trial for DG031, deCODE’s lead developmental compound for the prevention of heart attack. The Special Protocol Assessment (SPA) enables deCODE to proceed with the recruitment of participants for the Phase III trial. The SPA is an agreement between the FDA and deCODE on the objectives, design, primary endpoints and statistical analysis plan for the trial. Achievement of the pre-specified endpoints would fulfill requirements to support regulatory approval for a new drug application (NDA) for DG031.

“We are very pleased to have an SPA for the Phase III clinical trial of DG031, and are on track to enroll our first patients within the coming weeks. The design of this trial represents a powerful use of human genetics in the drug development process which enhances the likelihood of success. We have retained CROs to help us to execute the trial, and are in the process of initiating more than 100 study sites and have manufactured more than three million tablets. We are ready to begin,” said Kari Stefansson, CEO of deCODE.

The multicenter Phase III trial will be randomized, double blind, placebo controlled, and will enroll approximately 3000 patients with a history of recent heart attack. The trial, referred to as the Leukotrienes in Coronary Artery Disease study, or LTCAD, will focus on the group at highest identifiable risk of heart attack through the pathway targeted by DG031. The trial will evaluate a dose of 500 mg of DG031 twice daily, and the primary endpoint is a composite of reduction in fatal and non-fatal heart attack and stroke, hospitalization for unstable angina, and the need for urgent revascularization. The duration of the trial will be driven by the number of cardiac events seen in the study group. An interim analysis is planned once half the target number of events has been reached.

About DG031
DG031 is an inhibitor of the 5-lipoxygenase activating protein, or FLAP. The FLAP and LTA4H both modulate the activity of the branch of the leukotriene pathway leading to the production of leukotriene B4 (LTB4), a potent inflammatory mediator expressed in atherosclerotic plaques. The at-risk variants of the genes encoding FLAP and LTA4H appear to confer risk of heart attack by increasing the production of LTB4. In Phase II trials completed last year, DG031 was shown to reduce the production of LTB4 in a dose-dependent manner, and to be well tolerated and without serious drug-related side-effects. deCODE licensed DG031 from Bayer AG, which developed it originally for the treatment of asthma. In deCODE’s clinical trials and those conducted previously by

Bayer, a total of approximately 2000 people have been dosed with DG031.

About heart attack
Heart attack is the leading killer in the industrialized world. Nearly half of men and one-third of women who reach the age of forty will suffer a heart attack in their lifetime. Currently, there are effective drugs for treating some of the contributing risk factors for heart attack but there are no existing drugs aimed at preventing the pathogenesis of the disease itself.

About deCODE
deCODE genetics (NASDAQ:DCGN) is a global leader in applying human genetics to develop drugs for common diseases. Our population approach has enabled us to discover and target key biological pathways involved in conditions ranging from heart attack to cancer. We are turning these discoveries into new medicine to better treat and prevent many of the biggest challenges to public health. deCODE is delivering on the promise of the new genetics.SM Visit us on the web at www.decode.com.

Any statements contained in this presentation that relate to future plans, events or performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, among others, those relating to technology and product development, integration of acquired businesses, market acceptance, government regulation and regulatory approval processes, intellectual property rights and litigation, dependence on collaborative relationships, ability to obtain financing, competitive products, industry trends and other risks identified in deCODE’s filings with the Securities and Exchange Commission. deCODE undertakes no obligation to update or alter these forward-looking statements as a result of new information, future events or otherwise.

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Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

deCODE genetics, Inc.

By:	/s/ KARI STEFANSSON
Kari Stefansson,
President, Chief Executive Officer

Dated:  May 4, 2006